Exhibit 99.4

DIRECTOR DESIGNATION AGREEMENT

This DIRECTOR DESIGNATION AGREEMENT (this “Agreement”), dated as of April 26, 2022, is made and entered into by and between Lument Finance Trust, Inc., a Maryland corporation (the “Company”), and OREC Investment Holdings, LLC, a Delaware limited liability company (“OREC”).

RECITALS

WHEREAS, on January 7, 2022, the Company commenced a rights offering in which it offered stockholders of record on January 18, 2022 the right to subscribe for up to 37,421,825 shares of its common stock (the “Rights Offering”);

WHEREAS, pursuant to the Rights Offering, OREC oversubscribed and made a total investment of approximately $40.0 million and purchased an aggregate of 13,071,895 shares of the Company’s common stock;

WHEREAS, as a result of its participation in the Rights Offering, and its previous investment in the Company’s common stock, which was made in January 2020, OREC holds an aggregate of 14,318,614 shares of the Company’s common stock;

WHEREAS, OREC has requested that the Company nominate or re-nominate the OREC Designee (as defined below) or such other individual as a Director in accordance with the provisions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1              Definitions.

(a)               As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

“Board” or “Board of Directors” means the board of directors of the Company.

“Board Designation Expiration Date” means the date on which the OREC Percentage Interest is less than five percent (5.0%).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Maryland are authorized or required by law or executive order to close.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Designation Notice” has the meaning set forth in Section 2.1(b)(ii).

“Director” means a director of the Company.

“Election Meeting” means any annual or special meeting of the stockholders of the Company at which Directors are to be elected, or any written consent of the stockholders of the Company pursuant to which Directors are to be elected.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Governmental Authority” means any supranational, national, state, municipal or local government, political subdivision or other governmental department, court, commission, board, bureau, agency, instrumentality, or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, whether domestic or foreign.

“Manager” means OREC Investment Management, LLC, a Delaware limited liability company, doing business as Lument Investment Management, or any successor thereto that is managing and advising the Company, subject to the oversight of the Board.

“NYSE” means the New York Stock Exchange.

“OREC” has the meaning set forth in the Preamble to this Agreement.

“OREC Designee” means Maria D. Reynolds or any other individual designated for nomination by OREC and elected or appointed pursuant to the provisions of Section 2.1.

“OREC Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of shares of the Company’s common stock that are Beneficially Owned by OREC and any of OREC’s Affiliates and (ii) the number of all issued and outstanding shares of the Company’s common stock.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity or any “group” (as defined under Rule 13-d of the Exchange Act).

“Replacement” has the meaning set forth in Section 2.1(b)(iii).

“Rights Offering” has the meaning set forth in the Preamble to this Agreement.

1.2              Other Definitional and Interpretative Provisions. The words “hereof’, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include all Applicable Law. References herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

ARTICLE 2

CERTAIN COVENANTS

2.1              Board of Directors.

(a)               From and after the date hereof until the Board Designation Expiration Date, OREC shall have the right to designate the OREC Designee to be nominated by the Company for election to the Board of Directors; provided such right in respect of the OREC Designee shall be deemed to be satisfied so long as the OREC Designee is being nominated by the Board of Directors for re-election at the next annual meeting of the Company’s stockholders in accordance with this Section 2.1.

(b)               Until the Board Designation Expiration Date:

(i)                 the Company and the Board of Directors shall include the OREC Designee and the Chief Executive Officer of the Manager in management’s slate of nominees for the election of Directors at each applicable Election Meeting occurring from and after the date hereof, commencing with management’s slate of nominees for the election of Directors for the Company’s 2022 Annual Meeting of Stockholders expected to be held on or about June 15, 2022. The Company agrees to use its reasonable best efforts to cause the election of the OREC Designee to the Board of Directors at each Election Meeting including, (A) recommending that the stockholders of the Company vote in favor of the election of the OREC Designee at such meeting, (B) soliciting proxies for the election of the OREC Designee and (C) otherwise supporting the OREC Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees;

(ii)              the OREC Designee (or any Replacement thereof) must be an individual who is reasonably acceptable to the Company to serve in such capacity; provided that, for the avoidance of doubt, any non-employee director on the board of directors of OREC or any of its Affiliates or any investment professional or senior executive employed by OREC or any of its Affiliates shall be deemed to be reasonably acceptable to the Company; and provided, further, that if the Company does not object in writing to a written notice (a “Designation Notice”) naming the OREC Designee within ten (10) days of receipt thereof, then the OREC Designee shall be deemed to be reasonably acceptable to the Company. If, within ten (10) days of the Company’s receipt of a Designation Notice, the Company determines that an OREC Designee named therein is not reasonably acceptable to the Company, then the Company shall promptly provide OREC with written notice of the reasons for such determination. Thereafter, the Company and OREC shall cooperate in good faith so that OREC may designate a Replacement. The Company shall take all actions necessary or appropriate (including delaying any Election Meeting) to ensure that the OREC Designee is presented for nomination or appointment at each applicable Election Meeting;

(iii)            if the OREC Designee (A) dies, is incapacitated or is otherwise unable or no longer wishes to serve as a nominee for appointment or election as a Director or to serve as a Director, for any reason, (B) is removed (upon death, resignation or otherwise) or fails to be elected at an Election Meeting as a result of the OREC Designee failing to receive a plurality of the votes cast, or (C) is to be substituted by OREC for election at an Election Meeting, then, in each such case, OREC shall have the right to submit the name of a replacement for the OREC Designee (each, a “Replacement”) to the Company for its consideration, which Replacement shall serve as a nominee for appointment or serve as a Director in accordance with the terms of this Section 2.1. In the case of any Replacement, OREC shall give a Designation Notice to the Board and the Company of such Replacement as promptly as practicable following the event giving rise to such replacement and the Company shall cause the appointment of such Replacement to the Board as promptly as practicable following its receipt of a Designation Notice;

(iv)             the OREC Designee shall be entitled to attend and shall receive advance notice (in the same manner and at the same time as the applicable committee members) of any meetings of any standing or special committee of the Board of Directors (including, without limitation, any audit, nominating, corporate governance, compensation or executive committees) in a non-voting observer capacity but excluding any meetings of any committee, or portion of any such meeting, whereby the members of such committee intends to discuss (A) conflicts arising between the Company and its Affiliates or (B) related party transactions between the Company and OREC or any Affiliate thereof;

(v)               the OREC Designee shall be entitled to reimbursement for reasonable, out-of-pocket and documented expenses incurred in attending meetings of the Board of Directors and, subject to Section 2.1(b)(iv) its committees;

(vi)             the Company shall provide the OREC Designee with the same rights to indemnification and advancement of expenses and the same director and officer insurance that it provides to the other members of the Board of Directors; and

(vii)          the Company shall not, without the prior written approval of OREC, increase the size of the Board of Directors in excess of nine (9) or decrease the size of the Board of Directors if such decrease would require the resignation of the OREC Designee; provided, however, that this provision shall not restrict the Company’s stockholders from taking any action that stockholders may take under Maryland General Corporation Law.

ARTICLE 3

MISCELLANEOUS

3.1              Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, email, courier service or personal delivery:

(a)           if to OREC:

OREC Investment Holdings, LLC
10 W Broad St, 8th Floor
Columbus, OH 43215
Attention: James Henson
Fax: (614) 857-9025
Email: james.henson@lument.com

With a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY
Attention: Michael Davis; Derek Dostal
Fax: (212) 701-5800
Email: michael.davis@davispolk.com; derek.dostal@davispolk.com

(b)           if to the Company:

Lument Finance Trust, Inc.
230 Park Avenue
20th Floor
New York, NY 10169
Phone: (212) 317-5700
Attention: James Henson, General Counsel
Email: James.Henson@lument.com

With a copy to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10019-6064
Attention: David Freed
Fax: (212) 506-2498
Email: dfreed@mayerbrown.com

or such other address or facsimile number as such party hereto may hereafter specify for such purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

3.2              Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party hereto may assign, delegate or transfer any of its rights or obligations hereunder without the consent of the other party hereto; except that OREC may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates; provided that no such transfer or assignment shall relieve OREC of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to OREC.

3.3              Amendment and Waiver.

(a)               Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by (i) the Company and (ii) OREC.

(b)               No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided for herein are cumulative and are not exclusive of any rights and remedies that may be available to the parties hereto at law, in equity or otherwise.

3.4              Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

3.5              Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Maryland or any Maryland state court, in addition to any other remedy to which they are entitled at law or in equity.

3.6              Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

3.7              Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. To the fullest extent they may effectively do so under Applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on either party hereto anywhere in the world, whether within or without the jurisdiction of any such court.

3.8              WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.9              Severability. If any term, provision, covenant or restriction of this Agreement is determined by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

3.10          Entire Agreement; No Third Party Beneficiaries.

(a)               This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

(b)               This Agreement shall be binding upon, and inure solely to the benefit of, each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

3.11          Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

LUMENT FINANCE TRUST, INC.

By:
James P. Flynn Chief Executive Officer

OREC INVESTMENT HOLDINGS, LLC

By:
Michael P. Larsen Chief Operating Officer